Exhibit 99.1

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. REPORTS FISCAL 2013 FOURTH QUARTER

AND YEAR-END RESULTS

Company to host conference call on August 1, 2013, at 11:00 a.m. EDT

Financial and Operational Highlights

•	Enrollment by headcount increased 2.2% over the prior-year period to 11,472 students as of May 31, 2013.

•

FY 2013 fourth quarter total revenue was $33.2 million, compared to $33.1 million in the prior-year period. The Company’s academic segment’s revenue was $32.7 million in the FY 2013 fourth quarter, compared to $32.8 million in the prior-year period.

•

FY 2013 fourth quarter net income attributable to the Company was $1.1 million, compared to $1.6 million in the prior-year period, primarily due to increased expenses associated with the hiring of additional admissions advisors to better support its growing student population.

•

FY 2013 annual revenues increased 8.6% to $129.2 million from $118.9 million in the prior year, with the Company’s academic segment’s revenue increasing 8.5% to $127.9 million from $117.8 million in the prior year.

•	FY 2013 annual net income attributable to the Company increased 7.9% to $5.4 million from $5.0 million in the prior year.

•

The Board of Directors declared a cash dividend in the amount of $0.04 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on June 28, 2013, which was paid on or about July 12, 2013.

•

Balance sheet at May 31, 2013, included cash and cash equivalents and investments of $31.9 million; working capital of $23.8 million; no short-term borrowings or long-term debt; and stockholders’ equity of $50.8 million.

Rapid City, South Dakota, July 31, 2013 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which through its wholly owned subsidiary operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning, today reported unaudited financial results for its FY 2013 fourth quarter and audited financial results for the fiscal year ended May 31, 2013.

Ronald L. Shape, Ed.D., Chief Executive Officer of the Company, commented, “We continue to be pleased with the enrollment growth we achieved in each quarter during what has been a challenging time for our industry. NAU’s enrollment during the spring 2013 term increased 2.2% to 11,472 students, which was in line with our expectations given the number of enrollment advisors we had. Likewise, we are pleased with the 8.6% increase in annual revenues and 7.9% increase in annual net income over the prior-year period. During FY 2013, we continued to focus on providing academic solutions in our core areas, such as nursing. We have begun enrollments into our bachelor’s nursing program in New Mexico after receiving state board of nursing approval of the program, and we continue to work on gaining approval for the same program in Texas. We also introduced our first doctorate-level courses in FY 2013 and continued building and training our team of admissions advisors in the second half of the fiscal year. We believe these types of investments are the reason NAU continues to report enrollment growth, and while it has taken time for our new counselors to adjust to NAU’s high standards, we are encouraged by their progress.”

Operating Review

NAU currently leases 37 physical properties in the states of Colorado, Indiana, Kansas, Minnesota, Missouri, Nebraska, New Mexico, Oklahoma, Oregon, South Dakota and Texas. Several sites operate as hybrid learning centers in strategic geographic locations. These centers utilize small physical facilities through which the university provides face-to-face support services as students participate in select, traditional classroom courses while completing their remaining coursework online.

National American University Holdings, Inc. July 31, 2013	Page 2

Of NAU’s 37 locations, the following sites are pending regulatory approvals:

•	Roueche Graduate Center in Austin, TX

•	Houston, TX

2.2% Enrollment Increase

Total NAU student enrollment for the spring term of 2013 increased 2.2% to 11,472 students, up from 11,221 during the prior spring term. Students enrolled in 99,146 credit hours compared to 98,384.5 credit hours during the prior spring term. The current average age of NAU’s students continues to be in the mid-30s, with those seeking undergraduate degrees remaining the highest portion of NAU’s student population.

The following is a summary of student enrollment at May 31, 2013, and May 31, 2012, by degree level and by instructional delivery method:

	May 31, 2013		May 31, 2012
	No. of Students	% of Total	No. of Students	% of Total
Graduate	397	3.5%	392	3.5%
Undergraduate and Diploma	11,075	96.5%	10,829	96.5%

Total	11,472	100.0%	11,221	100.0%

	May 31, 2013		May 31, 2012
	No. of Students	% of Total	No. of Students	% of Total
Online	6,790	59.2%	6,230	55.5%
On-Campus	2,661	23.2%	3,029	27.0%
Hybrid	2,021	17.6%	1,962	17.5%

Total	11,472	100.0%	11,221	100.0%

Financial Review

The Company, through its wholly owned subsidiary, operates in two business segments: the academic segment, which consists of NAU’s undergraduate and graduate education programs and contributes the primary portion of the Company’s revenue; and ownership in multiple apartments and condominium complexes from which it derives sales and rental income. The real estate operations generated approximately 1.5% of revenues for the quarter ended May 31, 2013.

Fiscal 2013 Fourth Quarter Financial Results

•

Total revenues for the FY 2013 fourth quarter were $33.2 million, compared to $33.1 million for the same period last year. The academic segment’s total revenue was $32.7 million, compared to $32.8 million in the prior-year period. The decrease in academic revenues was primarily due to an increase in auxiliary income experienced in the FY 2012 fourth quarter, which was a result of NAU’s consolidation of its bookstore sales under Ambassador Education Solutions.

•

For the FY 2013 fourth quarter, educational services expense was $7.5 million, or 22.9% of the academic segment’s total revenue, compared to $7.6 million, or 23.2%, for the FY 2012 fourth quarter. The decrease as a percentage of total revenue was the result of economies of scale being realized with the expansion of NAU’s physical footprint.

Educational services expense specifically relates to the academic segment, and includes salaries and benefits of faculty and academic administrators, costs of educational supplies, facility costs, faculty reference and support material and related academic costs.

National American University Holdings, Inc. July 31, 2013	Page 3

•

During the FY 2013 fourth quarter, SG&A expenses were $21.4 million, or 64.7% of total revenues, compared to $20.3 million, or 61.2%, in the prior-year period. The increase was primarily a result of increased expenses associated with the hiring of additional staff necessary to support NAU’s continued growth, including hiring of additional admissions advisors to better support its growing student population.

•

Income before income taxes and non-controlling interest for the FY 2013 fourth quarter was $2.1 million, compared to $2.6 million for the same period last year. This decrease was largely due to higher SG&A expenses.

•

Net income attributable to the Company for the FY 2013 fourth quarter was $1.1 million, or $0.05 per diluted share based on 25.5 million shares outstanding, compared to $1.6 million, or $0.05 per diluted share based on 25.8 million shares outstanding, in the prior-year period.

•	EBITDA for the FY 2013 fourth quarter was $3.8 million, compared to $4.0 million in the prior-year period. A table reconciling EBITDA to net income can be found at the end of this release.

FY 2013 Financial Results

•

Total revenues for FY 2013 increased 8.6% to $129.2 million from $118.9 million for FY 2012. Primarily as a result of steady enrollment growth, the academic segment’s total revenue increased 8.5% to $127.9 million from $117.8 million for the prior-year period. The Company attributes the enrollment growth to its investment in new program development, program expansion, development of new educational sites and student retention initiatives. The increase in the academic segment’s revenues was also the result of increased book sales driven by enrollment growth and the implementation of a new online bookstore vendor, in addition to a Board of Governors-approved average tuition increase of 5.4% that became effective September 2012.

•

NAU’s educational services expense for FY 2013 was $29.2 million, or 22.8% of the academic segment’s total revenue, compared to $27.8 million, or 23.6%, in the prior-year period. The decrease as a percentage of academic segment revenues was the result of economies of scale and efficiencies gained from geographic expansion and ensuing enrollment growth.

•

In FY 2013, SG&A expenses were $82.9 million, or 64.2% of total revenues, compared to $77.5 million, or 65.2%, in the prior-year period. The dollar increase was primarily due to increased expenses related to the hiring of additional admissions staff, marketing costs, and costs associated with new programs and locations.

•	Income before income taxes and non-controlling interest for FY 2013 increased 4.1% to $9.2 million from $8.8 million for the prior fiscal year.

•

Net income attributable to the Company during FY 2013 increased 7.9% to $5.4 million, or $0.21 per diluted share based on 25.6 million shares outstanding, from $5.0 million, or $0.19 per diluted share based on 26.6 million shares outstanding, in the prior fiscal year.

•	The Company’s EBITDA for FY 2013 increased 16.6% to $15.8 million from $13.5 million in the prior fiscal year. A table reconciling EBITDA to net income can be found at the end of this release.

Balance Sheet Highlights

(in millions except for percentages)	5/31/2013	5/31/2012	% Change
Cash and Cash Equivalents	$11.1	$15.7	-28.9%
Available for Sale Investments	20.7	14.9	39.1%
Working Capital	23.8	24.6	-3.0%
Total Long-term Debt	0	0	N/A
Stockholders’ Equity	50.8	50.7	0.15%

National American University Holdings, Inc. July 31, 2013	Page 4

Quarterly Dividend

The Board of Directors declared a cash dividend in the amount of $0.04 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on June 28, 2013, which was paid on or about July 12, 2013.

FY 2014 Outlook

Dr. Shape concluded, “NAU has always had an unwavering commitment to its students, and we continually demonstrate this commitment through our investments in program development and expansion, increased support staff for our growing student population, and evaluation and subsequent improvement to our various procedures. We expect we will begin to see the benefits of our investment in our increased admissions staff in the FY 2014 second quarter, or fall 2013 term, as we continue to leverage our 70-year history in a challenging environment for our industry, while also benefitting from our smaller size in the marketplace. We are large enough to create economies of scale from a cost perspective but have not grown to a size where we cannot quickly adapt our programmatic offerings to meet the demands of an ever-changing student population. We believe this will continue to serve NAU well in fiscal 2014, in an increasingly competitive academic environment, as we continue to adhere to our central philosophy of putting our students first.”

Conference Call Information

Management will discuss these results in a conference call (with accompanying presentation) on August 1, 2013, at 11:00 a.m. EDT.

The dial-in numbers are:

(877) 407-9078 (U.S.)

(201) 493-6745 (International)

Accompanying Slide Presentation and Webcast

The Company will also have an accompanying slide presentation available in PDF format at the “Investor Relations” section of the NAU website at http://www.national.edu/InvestorRelations. The presentation will be made available 30 minutes prior to the conference call. In addition, the call will be simultaneously webcast over the Internet via the “Investor Relations” section of the NAU website or by clicking on the conference call link: http://national.equisolvewebcast.com/q4-2013.

About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning offering associate, bachelor’s, and master’s degree programs in technical and professional disciplines. Accredited by The Higher Learning Commission and a member of the North Central Association of Colleges and Schools, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations throughout the central United States. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s business. Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current beliefs and expectations and involve a number of assumptions. These forward-looking statements include outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition. Specifically, forward-looking statements may include statements relating to the future financial performance of the Company; the ability to continue to receive Title IV funds; the growth of the market for the Company’s services; expansion plans and opportunities; consolidation in the market for the Company’s services generally; and other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions. These forward-looking statements involve a number of known and unknown risks and uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by those forward-looking statements. Other factors that could cause the Company’s results to differ materially from those contained in its forward-looking statements are included under, among others, the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, which is to be filed on August 2, 2013, and in its other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

National American University Holdings, Inc. July 31, 2013	Page 5

Contact Information:

National American University Holdings, Inc.

Dr. Ronald Shape

605-721-5220

rshape@national.edu

Investor Relations Counsel
The Equity Group Inc.
Carolyne Yu	Adam Prior
415-568-2255	212-836-9606
cyu@equityny.com	aprior@equityny.com

National American University Holdings, Inc. July 31, 2013	Page 6

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND YEAR ENDED MAY 31, 2013 AND MAY 31, 2012

(In thousands except per share data)

	Three Months Ended		Year Ended
	May 31,	May 31,	May 31,	May 31,
	2013	2012	2013	2012
REVENUE:
Academic revenue	$30,068	$29,163	$117,609	$109,833
Auxiliary revenue	2,610	3,679	10,259	7,992
Rental income — apartments	274	268	1,098	1,069
Condominium sales	210	0	210	0

Total revenue	33,162	33,110	129,176	118,894

OPERATING EXPENSES:
Cost of educational services	7,493	7,609	29,188	27,831
Selling, general and administrative	21,441	20,274	82,906	77,476
Auxiliary expense	1,745	2,628	6,780	4,747
Cost of condominium sales	192	0	192	0
Loss (gain) on disposition of property	37	(194)	100	(320)

Total operating expenses	30,908	30,317	119,166	109,734

OPERATING INCOME	2,254	2,793	10,010	9,160

OTHER INCOME (EXPENSE):
Interest income	22	28	111	133
Interest expense	(252)	(278)	(1,044)	(594)
Other income — net	31	30	107	121

Total other expense	(199)	(220)	(826)	(340)

INCOME BEFORE INCOME TAXES	2,055	2,573	9,184	8,820
INCOME TAX EXPENSE	(900)	(1,006)	(3,698)	(3,683)

NET INCOME	1,155	1,567	5,486	5,137
NET (INCOME) LOSS ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(9)	(3)	(40)	(88)

NET INCOME ATTRIBUTABLE TO NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES	1,146	1,564	5,446	5,049
OTHER COMPREHENSIVE INCOME (LOSS) —
Unrealized losses on investments, before tax	(6)	(20)	(50)	(74)
Income tax benefit related to items of other comprehensive income	11	27	11	27
Reclassification to earnings of realized losses	0	0	21	0

OTHER COMPREHENSIVE (LOSS) GAIN, NET OF TAX	5	7	(18)	(47)

COMPREHENSIVE INCOME ATTRIBUTABLE TO NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.	$1,151	$1,571	$5,428	$5,002

Basic net earnings attributable to National American University Holdings, Inc.	$0.05	$0.06	$0.21	$0.19
Diluted net earnings attributable to National American University Holdings, Inc.	$0.05	$0.05	$0.21	$0.19
Basic weighted average shares outstanding	25,492,141	25,771,330	25,556,391	26,488,265
Diluted weighted average shares outstanding	25,499,607	25,828,984	25,561,468	26,638,427

National American University Holdings, Inc. July 31, 2013	Page 7

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MAY 31, 2013 AND MAY 31, 2012

(In thousands except per share data)

	May 31,	May 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,130	$15,658
Available for sale investments	20,748	14,917
Student receivables — net of allowance of $870 and $759 at May 31, 2013 and
May 31, 2012, respectively	3,628	2,804
Other receivables	722	366
Bookstore inventory	0	6
Income tax receivable	122	974
Deferred income taxes	1,353	1,914
Prepaid and other current assets	841	613

Total current assets	38,544	37,252

Total property and equipment—net	44,944	40,496

OTHER ASSETS:
Condominium inventory	1,778	2,667
Land held for future development	312	312
Course development — net of accumulated amortization of $2,066 and $1,715 at
May 31, 2013 and May 31, 2012, respectively	1,107	1,241
Other	1,397	1,130

	4,594	5,350

TOTAL	$88,082	$83,098

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of capital lease payable	$66	$40
Accounts payable	5,403	4,175
Dividends payable	1,004	840
Student accounts payable	1,067	659
Deferred income	195	236
Accrued and other liabilities	6,966	6,717

Total current liabilities	14,701	12,667

DEFERRED INCOME TAXES	5,720	5,098

OTHER LONG-TERM LIABILITIES	6,479	4,161

CAPITAL LEASE PAYABLE, NET OF CURRENT PORTION	10,394	10,460

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value (50,000,000 authorized; 28,090,269 issued and 25,047,086 outstanding as of May 31, 2013; 28,057,891 issued and 25,574,124 outstanding as of May 31, 2012	3	3
Additional paid-in capital	57,656	57,203
Retained earnings	12,610	11,239
Treasury stock, at cost (3,043,183 shares at May 31, 2013 and 2,483,767 at May 31, 2012)	(19,359)	(17,589)
Accumulated other comprehensive income, net of taxes—unrealized gain on available for sale securities	7	25

Total National American University Holdings, Inc. stockholders’ equity	50,917	50,881

Net income attributable to non-controlling interest	(129)	(169)
Total equity	50,788	50,712

TOTAL	$88,082	$83,098

National American University Holdings, Inc. July 31, 2013	Page 8

The following table provides a reconciliation of net income attributable to the Company to EBITDA:

	Three Months Ended May 31,		Year Ended May 31,
	2013	2012	2013	2012
	(dollars in thousands)
Net Income attributable to the Company	$1,146	$1,564	$5,446	$5,049
Income (Loss) attributable to non-controlling interest	9	3	40	88
Interest Income	(22)	(28)	(111)	(133)
Interest Expense	252	278	1,044	594
Income Taxes	900	1,006	3,698	3,683
Depreciation and Amortization	1,485	1,164	5,650	4,239

EBITDA	$3,770	$3,987	$15,767	$13,520

EBITDA consists of income attributable to the Company, less income from non-controlling interest, plus loss from non-controlling interest, minus interest income, plus interest expense (which is not related to any debt but to the accounting required for the capital lease), plus income taxes, plus depreciation and amortization. The Company uses EBITDA as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing its operating performance, investors should use EBITDA in addition to, and not as an alternative for, income as determined in accordance with GAAP. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies and is therefore limited as a comparative measure. Furthermore, as an analytical tool, EBITDA has additional limitations, including that (a) it is not intended to be a measure of free cash flow, as it does not consider certain cash requirements such as tax payments; (b) it does not reflect changes in, or cash requirements for, its working capital needs; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements, or future requirements for capital expenditures or contractual commitments. To compensate for these limitations, the Company evaluates its profitability by considering the economic effect of the excluded expense items independently as well as in connection with its analysis of cash flows from operations and through the use of other financial measures.

The Company believes EBITDA is useful to an investor in evaluating its operating performance because it is widely used to measure a company’s operating performance without regard to certain non-cash expenses (such as depreciation and amortization) and expenses that are not reflective of its core operating results over time. The Company believes EBITDA presents a meaningful measure of corporate performance exclusive of its capital structure, the method by which assets were acquired and non-cash charges, and provides us with additional useful information to measure its performance on a consistent basis, particularly with respect to changes in performance from period to period.